Exhibit 5.1

[LETTERHEAD OF ROBERT T. LUCAS III, ESQ.]

March 5, 2009

Duke Energy Corporation

526 South Church Street

Charlotte, North Carolina 28202

Re:	Duke Energy Corporation
Registration Statement on Form S-3

Ladies and Gentlemen:

I am Associate General Counsel of Duke Energy Corporation, a Delaware corporation (the “Company”), and have acted as its counsel in connection with the Registration Statement on Form S-3 (the “Registration Statement”), being filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the registration of 8,176,790 shares of Common Stock, par value $0.001 per share (the “Common Stock”), of the Company. As set forth in the Registration Statement, each issued and outstanding Duke Energy exchangeable share (the “Exchangeable Shares”) of Spectra Energy Canada Exchangeco Inc. (“Exchangeco”), is exchangeable for one share of Common Stock and one share of Common Stock will be issued upon a redemption or retraction of each Exchangeable Share in accordance with the share terms of the Exchangeable Shares, the Amended and Restated Support Agreement among Duke Energy Corporation, Spectra Energy Corp, Duke Energy Canada Call Co. and Exchangeco dated January 1, 2007, the Amended and Restated Voting and Exchange Trust Agreement among Duke Energy, Exchangeco and Computershare Trust Company, Inc., dated January 1, 2007, and the Assumption Agreement, among Duke Energy Corporation, Duke Energy Holding Corp., Duke Energy Canada Call Co., Duke Energy Canada Exchangeco Inc. and Computershare Trust Company, Inc., dated March 28, 2006 (collectively the “Exchangeable Shares Documents”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this opinion, I have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the terms of the Exchangeable Shares Documents; (ii) the Registration Statement; (iii) a specimen certificate representing the Common Stock; (iv) the Certificate of Incorporation of the Company, as amended to date and currently in effect; (v) the By-Laws of the Company, as amended to date and currently in effect; and (vi) certain resolutions of the Finance and Risk Management Committee of the Board of Directors of the Company authorizing the Registration Statement with respect to the Common Stock to be issued under the terms of the Exchangeable Shares Documents. I also have examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinion set forth herein.

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making my examination of executed documents, I have assumed that the parties thereto, other than the Company, its directors and officers, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein which I have not independently established or verified, I have relied upon statements and representations of officers and other representatives of the Company and others.

I do not express any opinion as to the laws of any jurisdiction other than the corporate laws of the State of Delaware, and I do not express any opinion as to the effect of any other laws on the opinions stated herein.

Based upon and subject to the foregoing, I am of the opinion that when (i) the Registration Statement becomes effective under the Act and (ii) the Exchangeable Shares are exchanged for a like number of shares of Common Stock upon a redemption or retraction of such Exchangeable Shares in accordance with the Exchangeable Shares

Documents, the issuance of such shares of the Common Stock will have been duly authorized, and such shares of the Common Stock will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. I also consent to the reference to me under the caption “Certain Legal Matters” in the Registration Statement. In giving these consents, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/    Robert T. Lucas III, Esq.